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Exhibit 3.7

        DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS

STATE OF HAWAII

In the Matter of the Incorporation	)
)
of	)
)
HA SUB INC.	)
)

ARTICLES OF INCORPORATION

David J. Reber
Of Counsel:	1800 Alii Place
1099 Alakea Street
GOODSILL ANDERSON QUINN	Honolulu, Hawaii 96813
& STIFEL

ARTICLES OF INCORPORATION

OF

HA SUB INC.

        THESE ARTICLES OF INCORPORATION are made and entered into by the undersigned, desiring to become incorporated as a corporation in accordance with the laws of the State of Hawaii, and to obtain the rights and benefits conferred by said laws upon corporations, who does hereby form a corporation by making and entering into the following articles of incorporation, the terms hereof to be equally obligatory upon the undersigned and upon all the parties who from time to time may hold stock in the corporation.

ARTICLE I

NAME

        The name of the corporation is: HA Sub Inc.

ARTICLE II

OFFICES

        The street and mailing address of the initial principal office of the corporation is 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819. The corporation may change such office and have such other offices within and without the State of Hawaii as its business may from time to time require.

ARTICLE III

CAPITAL STOCK

        (A)  The number of shares of stock that the corporation is authorized to issue is 10,000 shares of common stock, with the par value of $.01 per share, all of said stock being of the same class and having unlimited voting rights and being entitled to receive the net assets of the corporation upon dissolution.

        (B)  The board of directors is authorized to provide for the issuance from time to time of authorized but unissued shares of the capital stock of the corporation and to determine and approve the consideration for which such shares are issued, the portion if any of such consideration which is paid-in surplus, and the other terms and conditions of the offering.

ARTICLE IV

INITIAL DIRECTORS AND OFFICERS

        The number of directors constituting the initial board of directors is one (1). The names and resident addresses of the persons who are to act as the initial directors and officers of the corporation until the first annual meeting of shareholders and thereafter until their successors are elected and qualified are as follows:

Directors
Names	Residence Addresses
John W. Adams	19 Hobart Road Summit, NJ 07901

Officers
Names and Offices Held	Residence Addresses
John W. Adams, President	19 Hobart Road Summit, NJ 07901
Lyn F. Anzai, Vice President and Secretary	1645 Bertram Street Honolulu, HI 96816
Christine R. Deister, Vice President and Treasurer	1716 Ihiloa Place Honolulu, HI 96821

ARTICLE V

BOARD OF DIRECTORS

        (A)  The board of directors must consist of one or more individuals. The directors need not be shareholders of the corporation or residents of the State of Hawaii.

        (B)  The members of the board of directors are elected or appointed at such times, in such manner and number and for such terms as may be prescribed by the bylaws. The shareholders may remove one or more directors with or without cause. If a vacancy occurs on a board of directors, the remaining members of the board of directors, although less than a quorum thereof, may by the affirmative vote of the majority of such remaining members fill vacancies in the board of directors.

        (C)  The board of directors has full power to control and direct the business and affairs of the corporation, subject, however, to any limitations which may be set forth in statutory provisions or in these articles of incorporation. The board of directors, without the approval of the shareholders of the corporation, or of any percentage thereof, may authorize the borrowing of money or the incurring of debts, even though as a result thereof the amount of the corporation's indebtedness may exceed its capital stock.

ARTICLE VI

OFFICERS

        (A)  The officers shall be described in the bylaws or appointed by the board of directors in accordance with the bylaws. The bylaws or board of directors shall delegate to one of the officers responsibility for preparation and custody of minutes of the directors' and shareholders' meetings and for authenticating records of the corporation. The officers are elected or appointed, hold office and may be removed as may be prescribed by the bylaws. No officer need be a shareholder of the corporation. The same individual may simultaneously hold more than one office.

        (B)  All officers and agents of the corporation, as between themselves and the corporation, have such authority and may perform such duties in the management of the corporation as may be prescribed by the bylaws, or as may be determined by resolution of the board of directors not inconsistent with the bylaws or by direction of an officer authorized by the board of directors to prescribe duties to other officers.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

        No director or former director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director, except for liability (i) for the amount of a financial benefit received by a director to which the director is not entitled, (ii)) for an intentional infliction of harm on the corporation or the shareholders, (iii) for a violation of Section 414-223 of the Hawaii Business Corporation Act (or any successor provision) regarding liability for unlawful distributions; or (iv) for an intentional violation of criminal law. Any repeal amendment, or other modification of this provision shall have prospective effect only and shall not affect the limitation of liability afforded by this provision, or give rise to or increase any liability, for acts or omissions of a director or former director of the corporation occurring prior to such repeal, amendment or other modification.

ARTICLE VIII

INDEMNITY

        The corporation shall indemnify each director and officer, and each former director and officer, of the corporation for any liability to any person for any action taken, and any failure to take action, as a director or officer, to the fullest extent permitted by law, except liability for (a) receipt of a financial benefit to which the director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) a violation of Section 414-223 of the Hawaii Business Corporation Act (or any successor provision relating to unlawful distributions) or (d) an intentional violation of criminal law. The corporation shall advance for or reimburse the reasonable expenses incurred by a director or officer (or former director or officer) who is a party to a proceeding because the director or officer is (or was) a director or officer of the corporation, including the fees and expenses of counsel, provided that such director or officer has provided to the corporation a written affirmation as required by Section 414-244 of the Hawaii Business Corporation Act (or any successor provision). Any repeal, amendment or other modification of this provision shall have prospective effect only and shall not affect the right of any director or officer, or any former director or officer, to indemnification and advancement of expenses for any action taken or failure to take action by such director or officer prior to the date of such repeal, amendment or other modification.

ARTICLE IX

INCORPORATOR

        The name and mailing address of the incorporator are Paul J. Casey, 1221 Victoria Street, #2805, Honolulu, HI 96814.

* * * * *

        I certify under the penalties of Section 414-20, Hawaii Revised Statutes, that I have read the above statements and that the same are true and correct.

    Executed this 30th day of April, 2002.

/s/ PAUL J. CASEY Paul J. Casey
Incorporator

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  Exhibit 3.7
ARTICLES OF INCORPORATION OF HA SUB INC.
ARTICLE I NAME
ARTICLE II OFFICES
ARTICLE III CAPITAL STOCK
ARTICLE IV INITIAL DIRECTORS AND OFFICERS
ARTICLE V BOARD OF DIRECTORS
ARTICLE VI OFFICERS
ARTICLE VII LIMITATION OF DIRECTOR LIABILITY
ARTICLE VIII INDEMNITY
ARTICLE IX INCORPORATOR